Exhibit No. 1.12

SPIRIT TRADING, INC

ADVISORY AGREEMENT

THIS ADVISORY AGREEMENT (“Agreement”) is made and entered into this April 21, 2004, by and between SPIRIT TRADING, INC., a registered commodity trading advisor, (“Advisor”) and THE PRICE FUND I, L.P., an Illinois limited partnership (“Client”).

In consideration of the mutual promises contained in this Agreement, the parties hereby agree as follows:

1. Account with Broker. Client shall open an account with MAN FINANCIAL, a registered futures commission merchant (“Broker”) and deposit with Broker funds or securities for an account (“Allocated Assets”) whose level of trading risk and management fees shall be based on the “Nominal Account size”, as defined in paragraph 5 below. As of the date of this Agreement, the Nominal Account Size shall be $332,500, which shall initially include $0 of notional funds and $332,500 of actual funds; the ratio of such notional funds to such actual funds being: 0/100%. Client agrees with Advisor that the amount of actual funds referenced above represents thirty five percent ( 35%) of the total funds initially allocated by Client to trading advisors. Client and Advisor further agree that Client shall increase such actual funds and thereby the Nominal Account Size pro rata only to the extent that Client increases its allocation of funds to additional trading advisors and thereby maintains such relative percentage allocation to Advisor.

Advisor shall have sole authority and responsibility for trading the Allocated Assets. Advisor agrees to trade the Allocated Assets pursuant to its Commodity Interests trading program as described in Advisor’s current commodity trading advisor disclosure document.

2. Brokerage. The client authorizes the Advisor to execute orders for the account through floor brokers and execution desks, which may be unrelated to the Broker. Executed trades will then be “given up” to the Broker for the benefit of the account. Orders executed in this manner will result in “give-up” fees that will be charged to the account in addition to the brokerage commissions charged by the Broker. The client hereby authorizes the Advisor to enter into execution or give-up agreements on behalf of the client with the Broker and executing brokers, and agrees to be bound by such agreements. The advisor also agrees that brokerage commissions will not exceed $25.00 per round turn futures contract or $12.50 per side option contract, inclusive of transaction expenses, without the prior written consent of the General Partner.

The client understands that Advisor will not be responsible for the execution or clearance of the client’s trades once complete orders have been transmitted to the executing brokers.

3. Change in Nominal Account Size. Effective as of the first business day of any calendar month, Client may increase the Nominal Account Size by depositing additional funds with Broker, or increasing the notional fund allocation in such amount as Client shall determine with concurrence of the Advisor, and with written notice to such effect received by Advisor on or before the last business day prior to the effective date of such increase. Client may decrease the Nominal Account Size, either through the reduction of actual funds or notional funds (in each case, a “withdrawal”), effective as of the last business day of any calendar month, upon written notice to Advisor at least two business days prior to the effective date of such withdrawal; other than with respect to the termination of this Agreement, as set forth in paragraph 13 below.

4. Limited Power of Attorney. Client hereby constitutes and appoints Advisor, as Client’s agent and attorney-in-fact, with full power and authority, to buy, sell (including short sales) and trade in, commodity futures contracts, options on futures contracts, and cash transactions (collectively referred to as “futures contracts”), on margin or otherwise, for Client’s account and risk. Such transactions may be of any nature and shall relate to all such futures contracts that are now traded, or that may be traded in the future, on United States and international commodity exchanges and in the over-the-counter spot and forward markets. Accordingly, the Broker is authorized and empowered to follow the instructions of Advisor, as agent and attorney-in-fact for Client, in every respect with regard to any such trades, purchases or sales, on margin or otherwise, and Client hereby ratifies and confirms any and all transactions, trades or dealings effected for Client by Advisor.

5. Fees.

(a) Management Fee. Client agrees to pay to Advisor a management fee, which shall be 1% per annum of the Nominal Account Size, calculated and paid as follows. The management fee will accrue at the close of the last business day of each calendar month from the date of this Agreement (and as of the day this Agreement terminates) and shall be an amount equal to 100% of the Nominal Account Size as at the close of the last business day of the month immediately preceding. Such fees will accumulate in arrears and shall be made payable upon the close of each calendar quarter (being the months of March, June, September and December). Client understands that, since the Nominal Account Size includes notional funds, Client may be paying a management fee not only on an amount equal to actual funds and securities held in the account, but also on notional funds to the extent that actual funds held in the account is less than the Nominal Account Size. The management fee shall accrue and shall be paid to the Advisor regardless of whether the account has realized or unrealized profits.

(b) Incentive Fee. Client agrees to pay Advisor a quarterly incentive fee consisting of 20% of New High Trading Profits, if any, for each calendar quarter. This incentive fee accrues and shall be made payable upon the close of each calendar quarter (and as of the day this Agreement terminates). Incentive fees accrued on funds withdrawn from Client’s account are deemed due and payable at the time of withdrawal.

(c) Definitions. For purposes of this paragraph, the following definitions shall apply:

(i) Nominal Account Size shall be the sum of all cash and marketable securities; plus outstanding gains/losses on open positions marked to market as at end-of-day; less accrued fees, if any; plus any dollar amount that Client has stated is subject to Advisor’s trading discretion but is not deposited in the trading account.

(ii) Trading Profits shall be computed in accordance with generally accepted accounting principles and shall be the sum of all realized gains or losses on positions, the change in unrealized gains or losses on open positions, less brokerage commissions, exchange fees and the Advisor’s monthly management fee and any other expenses, but exclusive of the incentive fee allocation to the Advisor.

(iii) New High Trading Profits shall mean the total of Trading Profits as calculated above; less the total of Trading Profits for which fees have previously accrued according to this Agreement. During a calendar quarter in which the account has incurred a loss, New High Trading Profits calculated in this manner shall be negative and such amount will constitute a “Carry-forward Loss.” Consequently, no incentive fee will accrue in that quarter; and such loss shall be carried forward and fully deducted from the Trading Profits of subsequent quarters for the purpose of the calculation of fees. If there is a Carry-forward Loss at the time Client effects a withdrawal (as set out in paragraph 2 above), the Carry-forward Loss shall be adjusted proportionately.

6. Payment of Fees. After the close of business of each calendar month, Advisor shall calculate and record all fees that may be due and payable according to this Agreement. Within a reasonable time after the end of each quarter (and the day this Agreement terminates), Advisor will prepare an invoice setting forth the amount of management and incentive fees, if any, payable and shall furnish such invoice to the Broker, which will be directed to deduct and pay such fees to Advisor directly from Client’s account. Client agrees that management and incentive fees are due and payable within five business days of the date of an invoice. Payment shall be made by check.

7. Reduction of Positions. In the event that the amount of funds required by Broker as margin in support of outstanding trading positions for the account exceeds 50% of the Nominal Account Size at the close of any day, Advisor will effect the orderly reduction of outstanding positions upon the first opportunity thereafter so that such margin will be reduced to an amount that is less than such percentage of the Nominal Account Size.

8. Transactions Subject Applicable Law and Rules. All transactions executed for Client’s account shall be subject to the provisions of the Commodity Exchange Act and the regulations promulgated thereunder by the Commodity Futures Trading Commission (“CFTC”), the constitution, laws, rules, regulations and customs, as they may be amended, of the National Futures Association (“NFA”), the commodity exchanges or contract markets on which such transactions are executed, their clearing houses, and any other applicable laws or regulations. If any provision of this Agreement is or at any time becomes inconsistent with any present or future law, rule, or regulation of any exchange, NFA or the CFTC, or of any other sovereign government agency or a self-regulatory body thereof; such provision shall be deemed to be superseded or modified to conform to such law, rule, or regulation, but in all other respects this Agreement shall continue and remain in full force and effect.

9. Representations and Warranties.

(a) Client represents and warrants that it understands fully the fundamental aspects and the speculative nature of the trading of futures contracts by virtue of education level achieved; employment experience; independent investment, legal, accounting and tax advice; and/or previous experience with investments of a similar nature.

(b) Client acknowledges that it may suffer losses significantly greater than the amount held in the account due to conditions beyond the control of Advisor. Client further acknowledges that it may be required to deposit additional capital into the account and confirms that the loss of funds pursuant to activities contemplated in this Agreement will not cause undue financial hardship upon Client nor impinge upon Client’s ability to meet its current and future financial obligations.

(c) Client represents that, to the best of its knowledge, it is in compliance with all laws applicable to its operation. It further represents and warrants that it has full right, power and authority to enter into this Agreement, given the actions contemplated to be taken herein, and the performance hereof will not cause Client to be in non-compliance with any laws applicable to its operation.

(d) Client acknowledges that no warranty is expressed or implied by Advisor as to the returns to Client pursuant to trading decisions of Advisor and its officers. Client releases Advisor, its directors, officers, shareholders, associates and employees from all liability for losses whatsoever incurred, monetary or otherwise, whether such actions are initiated by Client or a result of the actions of Advisor in accordance with the terms of this Agreement.

(e) Client acknowledges that it has received, read, and understood the Advisor’s Disclosure Document dated November 1, 2003 and has carefully considered the matters discussed therein in determining to open a commodity trading account advised by Advisor.

10. Services Not Exclusive. The services described in this Agreement are not exclusive and Client acknowledges that Advisor presently renders advisory and consulting services to other clients. Advisor, its principals, employees and affiliates may trade futures contracts or securities for their own account.

11. Confidentiality. Client acknowledges that Advisor’s trading methods are proprietary and agrees not to disclose any of Advisor’s trading recommendations to any third party.

12. Indemnifications.

(a) Client hereby agrees to indemnify and hold harmless Advisor, its employees and affiliates from any and all trading losses, claims, damages costs, expenses (including reasonable attorneys fees), indebtedness and liabilities arising therefrom, including any acts, omissions or errors of Broker in executing orders in Client’s account, unless a court of competent jurisdiction has found that Advisor has committed gross negligence, willful misconduct or wanton recklessness in connection with the activities arising from Client’s account.

(b) Client further agrees to indemnify Advisor, its employees and affiliates against any and all losses, claims, damages, liabilities, costs and expenses, arising under the federal securities laws, the Commodity Exchange Act, or the securities or Blue Sky law of any jurisdiction, in respect of the offer or sale of units. This indemnification shall be made for liabilities resulting from a breach of any representation, warranty or agreement in this Agreement relating to the offering, or an actual or alleged misleading or untrue statement of a material fact, or an actual or alleged omission of a material fact, made in the registration statement, prospectus or related selling material, provided, the statement or omission does not relate to the Advisor or its principals, was not made in reliance upon, and in conformity with, information or instructions furnished by the trading advisor, and does not result from a breach by the Advisor of any representation, warranty or agreement relating to the offering.

(c) Advisor agrees to indemnify Client, its general partner, their respective employees, agents and affiliates against any and all losses, claims, damages, liabilities, costs and expenses, arising under the federal securities laws, the Commodity Exchange Act, or the securities or Blue Sky law of any jurisdiction, in respect of the offer or sale of units. This indemnification shall be made for liabilities resulting from a breach of any representation, warranty or agreement in this Agreement or an actual or alleged misleading or untrue statement of a material fact, or an actual or alleged omission of a material fact, made in the registration statement, prospectus or related selling material, provided, the statement or omission does relates to the Advisor or its principals, was made in reliance upon, and in conformity with, information or instructions furnished by the Advisor, and results from a breach by the Advisor of any representation, warranty or agreement relating to the offering.

13. Term.

(a) This Agreement shall have an initial term of one year commencing on the date that Advisor first begins to direct trading on Client’s behalf and shall be renewable automatically thereafter for additional one year terms, unless earlier terminated in accordance with this Agreement.

(b) Client may terminate this Agreement as of any month-end upon five (5) days’ prior written notice to Advisor. All outstanding management and incentive fees incurred prior to the effective date of termination shall remain due and payable and shall be calculated and billed as if such termination were the end of the current quarter.

(c) Client may terminate this Agreement at any time upon written notice to Advisor, if Client, in its sole discretion, determines that Advisor’s trading activities are contrary to the trading policies set forth in the registration statement. Advisor may terminate this Agreement at any time upon written notice to Client, if Advisor, in its sole discretion, determines that subsequent changes in Client trading policies would adversely affect Advisor’s ability to direct trading on Client’s behalf.

(d) Advisor may terminate this Agreement as of any month-end upon sixty (60) days prior written notice to the Client. All outstanding management and incentive fees incurred prior to the effective date of termination shall remain due and payable and shall be calculated and billed as if such termination were the end of the current quarter.

14. Assignment. This Agreement shall be binding upon the parties hereto, their heirs and successors and may not be assigned without the written consent of both parties.

15. Notices. Communications may be sent to Client at the address given below, or at such other address as Client may hereafter give to Advisor in writing, and all communications so sent, whether by mail, telegraph, messenger, or otherwise, shall be deemed given to Client personally, whether actually received or not.

16. Governing Law. This Agreement and its validity, construction and enforcement shall be governed by the laws of the State of Illinois and its provisions shall be continuous, shall cover individually and collectively all account(s) that Client may open or re-open with Advisor and shall inure to the benefit of Advisor, his successors, and assigns by merger, consolidation or otherwise.

17. Waiver. No waiver of any provision of this Agreement shall be deemed a waiver of any other provision, or a continuing waiver of the provision or provisions so waived.

18. Authorization to Pay Incentive Fees. Client hereby authorizes Broker to pay Advisor the management fees and incentive fees owing to Advisor upon presentation of a statement by Advisor to Broker.

19. Complete Agreement. This Agreement contains the final and complete Agreement between the parties hereto and may not be altered or modified without the signed written consent of both parties.

IN WITNESS WHEREOF, the parties have caused this agreement to be duly executed as of the date set forth above.

April 21, 2004	THE PRICE FUND I, L.P.

Date

Telephone Number	Address

	By:	Price Asset Management, Inc.
Its General Partner

Scott R. Baldwin

(Authorized Officer)

Scott R. Baldwin

(Print Name)
Executive Vice-President, Price Asset Management

(Title)

SPIRIT TRADING, INC.

	By:	Carole Crotty, President
President or Authorized Officer